EXHIBIT 99


                                                     HARDINGE INC.
                                                     One Hardinge Drive
                                                     Elmira, NY 14902
                                                     (Nasdaq: HDNG)



AT THE COMPANY:                             AT THE FINANCIAL RELATIONS BOARD:
Richard L Simons                            For General Info: Karen Griffiths
Senior VP & CFO                             For Analyst Info: John McNamara
(607) 734-2281                              For Media Info: Claudine Cornelis
                                            (212) 661-8030


FOR IMMEDIATE RELEASE:


                       HARDINGE COMMENTS ON SECOND QUARTER


ELMIRA, N.Y., JUNE 16, 1999 -- Hardinge Inc. (Nasdaq: HDNG), a leading producer of machine tools, today announced that it expects net profit for the second quarter ending June 30, 1999 to be between $1.3 million and $1.6 million ($0.14 to $0.17 per diluted share). The company indicated that shipments in this year's second quarter are currently running at levels similar to that experienced during the first quarter and competition is very intense. Hardinge is scheduled to formally release final results for the second quarter on July 29, 1999, and will hold a conference call at that time.

         Robert E. Agan, Chairman, President and Chief Executive Officer commented, "The encouraging signs that we saw at the end of the first quarter did not prevail and the industry is again operating at a depressed level. It is becoming increasingly difficult to predict with any certainty the level of future sales and profit."

         Mr. Agan noted that many manufacturing companies, large and small, are continuing to hold back on purchases due to unease about the current economy. He also noted that industry-wide domestic orders for metal cutting machines are down by 50% from a year ago. "This is resulting in special discounting and promotional programs as other machine tool manufacturers and distributors fight for cash flow," he said.

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         "Because   of  our  diverse   product   mix,   extensive   geographical
distribution, and aggressive cost management tactics we are comfortable that we can continue to maintain profitability. However, we would have to see a sustained improvement in order and shipment levels to achieve the level of profitability that we expected at the beginning of the year. Currently, there are no signs of such an improvement."

         "We will continue to look at our organization and expense levels with the goal of balancing long-term strategic programs with the absolute need for short-term profitability. We believe we will be in the position to take advantage of any opportunities that may arise in the future because of our strong balance sheet, extensive product range, superior product reliability, cutting-edge technology, and excellent customer service," Mr. Agan concluded.

         Hardinge, Inc. founded more than 100 years ago, is an international leader in the machine tool industry. The company designs and manufactures computer-numerically controlled metal-cutting lathes, machining centers, grinding machines, electrical discharge machines and other industrial products. The company's common stock trades on Nasdaq under the symbol "HDNG".




This news release contains statements of a forward-looking nature relating to the financial performance of Hardinge, Inc. Such statements are based upon information known to management at this time. The company cautions that such statements necessarily involve uncertainties and risk, and deal with matters beyond the company's ability to control and in many cases the company cannot predict what factors would cause actual results to differ materially from those indicated. Among the many factors that could cause actual results to differ from those set forth in the forward-looking statements are fluctuations in the machine tool business cycle, changes in general economic conditions in the U.S. or internationally, the mix of products sold and the profit margins thereon, the relative success of the company's entry into new product and geographic markets, the company's ability to manage its operating costs, actions taken by customers such as order cancellations or reduced bookings by customers or distributors, competitors' actions such as price discounting or new product introductions, governmental regulations and environmental matters, changes in the availability and cost of materials and supplies, the implementation of new technologies and currency fluctuations. Any forward-looking statement should be considered in light of these factors. The company undertakes no obligation to revise its forward-looking statements if unanticipated events alter their accuracy.